Exhibit 99.6

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the use of our opinion letter dated December 15, 2004 to the Board of Directors of Nextel Communications, Inc. (the “Company”) included in Annex E to the Joint Proxy Statement/Prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger of the Company and Sprint Corporation, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/S/ SHANE M. WALLACE
Name: Shane M. Wallace Title: Managing Director

April 27, 2005